Exhibit (d)(11)(iii)

FORM OF

AMENDMENT NO. 1

TO THE

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 1 to the Investment Advisory Agreement (“Amendment No. 1”), dated as of September 30, 2005, between AXA Equitable Life Insurance Company, a New York corporation (“AXA Equitable” or the “Manager”) and Evergreen Investment Management Company, LLC, a Delaware corporation (the “Adviser”).

AXA Equitable and the Adviser agree to modify the Investment Advisory Agreement, dated as of July 31, 2003 as follows:

1.     New Portfolio.    AXA Equitable hereby appoints the Adviser as the investment adviser of the EQ/Evergreen International Bond Portfolio.

2.    Existing Portfolio.    AXA Equitable hereby reaffirms its appointment of the Adviser as the investment adviser for the EQ/Evergreen Omega Portfolio on the terms and conditions set forth in the Agreement.

3.    Appendix A.    Appendix A to the Agreement, setting forth the Portfolios of the Trust for which the Adviser is appointed as the investment adviser and the fees payable to the Adviser with respect to the Portfolio is hereby replaced in its entirety by Appendix A attached hereto.

4.    Ratification.    Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first above set forth.

AXA EQUITABLE LIFE INSURANCE COMPANY		EVERGREEN INVESTMENT MANAGEMENT COMPANY, LLC

By:		By:
	Steven M. Joenk		Name:
	Senior Vice President		Title:

APPENDIX A

AMENDMENT NO. 1 TO THE

AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

Portfolios	Advisory Fee
EQ/Evergreen International Bond Portfolio.	0.30% of the Portfolio’s average daily net assets up to $100 million; 0.20% of the Portfolio’s average daily net assets in excess of $100 million and up to and including $150 million; and 0.15% of the Portfolio’s average daily net assets in excess of $150 million.

EQ/Evergreen Omega Portfolio	0.55% of the Portfolio’s average daily net assets

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